Exhibit 99.1

American Energy Development Finalizes Acquisition of 4,000 Acre White-tail Prospect in Northern Michigan

NEW YORK, June 18, 2012-American Energy Development Corp. (AED) (OTCBB:AEDC.OB -News) has finalized the agreement to acquire oil and gas rights to approximately 4,000 additional acres in Northern Michigan, known as the White-tail Prospect.

The White-tail Prospect considerably expands AED's presence within the state’s prolific Niagaran reef proven reef play, and brings the company’s total Michigan acreage to more than 5,300 acres.

Reefs in Northern Michigan are typically 50-400 acres in size, 200-700 ft in depth, and located within the oil bearing 12 -15 mile wide reef belt. There are over 110 oil fields in the area with reserves larger than 1 million barrels, with the average size of these fields being approximately 2.4 million barrels recoverable.

The largest reefs drilled in the area are the Chester 18A field, with 14 million barrels of recoverable oil, drilled by Royal Dutch Shell, and the Grant 13 field, which has approximately 47 billion cubic feet of recoverable natural gas.

Joel Felix, CFO of AED, stated, "The finalization of the definitive agreement has taken longer than anticipated to complete. We are continuing to aggressively develop our Michigan assets and plan to undertake the seismic shoot as soon as the geophysical contractor is able to commence operations.”

Data from the initial seismic survey on the acreage has identified 5 separate reef prospects. AED plans on initiating the new high 3-D resolution seismic survey to clearly define prospective well sites. The company and its partners will define future well sites using the latest geological, geophysical, and environmental technology to minimize risk for the subsequent drilling program.

Herold Ribsskog, CEO of AED, commented: "Finalizing the White-tail agreement give us much greater geographic exposure within the state and a clear course to define new well sites for development, as we look to duplicate our success with the Dansville drilling program.”

According to the USGS report on the basin, the recoverable reserves are in excess of 1.8 billion barrels of oil and 17 trillion cubic feet of natural gas. There are more than 4,200 wells that have reported production from the Niagaran reefs in Michigan. These reefs have produced a total of 472 million barrels oil and 2.8 trillion cubic feet of natural gas.

To receive further information about American Energy Development Corp., telephone (855) OIL-AEDC or email ir@aed-corp.com

About American Energy Development Corp.

American Energy Development Corp. is an independent US energy company, committed to creating American energy independence through the development of acreage in established oil and gas basins. Using the latest geological, geophysical, and environmental technology, the Company's goal is to locate, drill, and produce oil and gas in the United States and secure regions. American Energy Development's focus is on the development of Niagaran oil reefs in Michigan and the underexplored onshore basins in the United Kingdom.

Forward Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks associated with drilling and production programs resulting from geological, technical, drilling, seismic and other unforeseen problems; unexpected results of exploration and development drilling and related activities; continued availability of capital and financing; increases in operating costs; risks associated with oil and gas operations in general; availability of skilled personnel; unpredictable weather conditions; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" "reserves" and "resources" among others. U.S. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and Form S-1, File No. 333-169014, available from us at American Energy Development Corp., 1230 Avenue of the Americas, 7th Floor, New York, NY 10020.

Contact:

Company Contact:
American Energy Development Corp.
Joel Felix, Chief Financial Officer
Tel: 646-756-2851
info@aed-corp.com

Investor Contact:
Justin Vaicek
Liolios Group, Inc.
Tel: (855) OIL-AEDC  (645-2332)
ir@aed-corp.com